DISTRIBUTION AGREEMENT

This Distribution agreement ("Agreement"), dated July 1, 2003 for reference, is made by and between SUPRACOR, INC., a California corporation (hereafter, "Supracor"), and

AMS Homecare, Inc.

a company organized under the laws of Delta, British Colombia, Canada (hereafter, "Distributor").

RECITALS

A. Supracor is engaged in the business of designing, developing, manufacturing and selling throughout the world, health care products employing the company's proprietary honeycomb technology.

B. Distributor is engaged in the business of selling health care products, and desires to act as an independent contractor for Supracor with respect to the marketing and sale of Supracor's StimuLITE® Honeycomb Cushioning products for the health care industry.

C. Supracor and Distributor desire to establish the terms and conditions under which Distributor shall market and sell Supracor's StimuLITE® Honeycomb Cushioning products for the health care industry.

AGREEMENT

In consideration of the mutual covenants hereinafter set forth, Supracor and Distributor agree as follows:

ARTICLE I
DEFINED TERMS

The following capitalized terms, when used in this agreement, have the meanings set forth in this Article I.

Confidential Information" means any information disclosed to or obtained by Distributor concerning Supracor or the Products, including, without limitation, plans, drawings, designs, specifications, processes, formulae, prototypes, test results or components of or concerning any Produt or any Future Product; trade secrets; business or marketing plans and studies; financial information; management reports; customer lists and Product purchasing information; customer lists and Product purchasing information; Product costs, marginsand sales information; and the terms of this Agreement. Notwithstanding the foregoing, "Confidential Information" shall not include information that otherwise would be deemed "Confidential Information" hereunder but which:

(a) becomes known to the general public through no fault of Distributor, its employees or consultants and without breach of the nondisclosure obligations of this Agreement.

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(b) Is obtained from a third party without breach of a nondisclosure obligation and without restriction on disclosure;

(c) is required to be disclosed in connection with any suit, action or other legal or governmental proceeding or under applicable federal, state or local law (provided that Distributor first gives written notice to Supracor and a reasonable opportunity to obtain a protective order of other confidential treatment of the information); or

(d) is no longer deemed by Supracor, in writing, to be "confidential".

"Customer" means the person or entity to whom sales of Products are made by Distributor, including, without limitation, any subdistributor, dealer or end user of Products.

"Force Majeure Event" means an event caused by or resulting from circumstances beyond the reasonable control of Supracor, including, without limitation, natural disaster, fire, explosion or other casualty, war, riot, civil disturbance, strike, work stoppage or other labor disturbance, embargo, trade restriction, rationing or other governmental intervention, utility interruption, and inability to secure raw materials or trasportation at commercially reasonable costs.

"Marks" means the words Supracor®, StimuLITE® and any other trade name, trademark, service mark, logo or coined term owned or claimed by Supracor which Supracor associates with its business or any existing orfuture Products.

"Products" means StimuLITE® brand cushions, cushion covers and associated products from time to time offered by Supracor for sale by Distributor. At the date of this Agreement, "Products" includes the Products listed onExhibit A attached to this Agreement. Supracor may add new Products or modify or discontinue any Products from time to time in its sole discretion. Any change in the Product list shall be effective and binding on Distributor immediately on receipt by Distributor of written notice of the change.

"Price" means the price established by Supracor, from time to time, for each Product at which Distributor may purchase such Product. The Price for each Product as of the date of this Agreement is set forth inExhibit A to this Agreement. Supracor may change the Price for any Product from time to time in its sole discretion. All Price changes with respect to Products available for purchase by Distributor at the time of the Price change shall be effective and binding on Distributor sixty (60) days after receipt by Distributor of written notice of the change. All other Price changes (i.e., with respect to new or modified Products) shall be effective and binding on Distributor immediately on receipt by Distributor of written noticeof the change.

"Territory" means the geographic area in which Distributor is authorized by this Agreement to market and sellSupracor Medical Products. At the date of this Agreement, the Territory are the countryof Canada and the distribution is exclusive on this territory only.

ARTICLE II

APPOINTMENT OF DISTRIBUTOR

2.1 Appointment. Subject to the terms and conditions of this Agreement, Supracor appoints Distributor as its exclusive distributor to market, solicit orders for and sell Products to Customers within the Territory. Distributor accepts such appointment and agrees to comply with the terms and conditions of this Agreement. No rights are granted to Distributor to, and Distributor shall not, market, solicit orders for or sell Products in any city, state, country or

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other geographic region other than within the Territory without the prior written consent of Supracor. Any consent by Supracor to the marketing or sale by Distributor of Products outside the Territory shall apply solely and excluively to the specific marketing program or sale for which such consent is given and shall not be deemed to expand the territory for any other marketing program, sale or other purpose.

ARTICLE III
PURCHASE AND SALE OF PRODUCTS

3.1 Purchase Orders. All sales of Product shall be initiated by Distributor's submittal of a written purchase order to Supracor. Each purchase order shall be submitted to Supracor at least thirty (30) days prior to Distributor's requested shipping date from Supracor and shall secify: (a) the number of units of each Product sought to be purchased, and (b) a description (including models and/or types) of Products sought to be purchased, and © the requested shipping date, shipping destination and other shipping instructions for delivery of such Products to Distributor. All purchase orders shall be subject to acceptance by Supracor. On receipt of a purchase order from Distributor which is acceptable to Supracor, Supracor shall issue its proforma invoice confirming the number of units of each Product to be sold to Distributor, the Price for such Products, shipping instructions, and freight/delivery costs for shipping the Product listed in the pro-forma invoice to the destination specified in Distributor's purchase order. Unless Supracor receives notice to the contrary from Distributor within three (3) business days after issuance of the proforma invoice for a purchase order, such proforma invoice shall become binding on Distributor and may not be modified or canceled withoutSupracor's written consent. Each such binding proforma invoice is referred to in this Agreement as a "confirmed invoice".

3.2 Payment Terms. Sales of Product by Supracor to Distributor shall be made under a Bank Transfer of Funds. Within 7 working ds After the Pro-Forma invoice is issued, Supracor is to receive the Bank Transfer of Funds. If the Bank Transfer of Funds comply with the ProForma invoice, an amendment is to be expedited through the opening bank. All bank charges are against Distributo including bank charges in the United States; and, all other costs to Supracor with respect to such confirmed invoice. All payments shall be made in United States currency (U.S. Dollars). Payment against each shipment is due upon shipment date.

3.3 Shipping. Products included in a confirmed invoice will be shipped by Supracor to the destination specified in such confirmed invoice on or before the scheduled shipping date set forth in such confirmed invoice, provided that Supracor shall have received the Bank Transfer of Funds or the irrevocable letter of credit for such Products (as specified in such confirmed invoice) not less than fifteen (15) days prior to the scheduled shipping date. Shipments from Supracor's manufacturing facility to the specifieddestination shall be made by common carrier selected by Supracor unless Distributor specifies another method for delivery.

3.4 Resale of Product. Distributor acknowledges that Supracor is sensitive about the retail price. Pricing guidelines are as folows:

1. The retail price should be at a level that allows the Distributor a reasonable profit.

2. The price must be at a competitive level.

Before any retail price sheet is issued, it must be sent to Supracor for its approval and accompanied with listof the Distributor's competitors prices.

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ARTICLE IV
PROMOTION AND MARKETING

4.1 Distributor's Duties. Distributor shall:

(a) use its best efforts actively and diligently to market, solicit orders for, and sell Products to existing and potential Cusmers within the Territory on a regular basis consistent with good business practices;

(b) provide regular training to its sales employees, sales representative, dealers and subdistributors in the features, benefits and use of the Products;

© maintain a sales force that is thoroughly trained in the features, benefits and use of the Products, and that is adequate to penetrate all areas of the Territory;

(d) develop and carry out a sales and marketing plan in cooperation and consultation with Supracor, and at all times conform to the sales programs and policies of Supracor established from time to time;

(e) prepare and furnish to Supracor, every quarterly period, a report describing Distributor's marketing efforts and the number of units of each Prodct type/model sold, describing any Customer complaints or comments received by Distributor with respect to the Products, and Supracor, during the preceding month;

(f) utilize all sample Products and promotional material provided by Supracor to the best advantage in the promotion of the sales of Products within the Territory;

(g) contact promptly for sales or service any Customer or potential Customer within the Territory whose name is furnished to Distributor by Supracor; and

(h) provide Customers with all necessary advice and instruction for the use and maintenance of the Products.

4.2 Promotional Materials. Supracor, at its expense, will provide to Distributor, on request, reasonable quantities of such Product literature and promotional materials (printed and video) as Supracor produces for its own use. All such material will be furnished in the English language. Distributor may translate, at Distributor's sole expense, such Product literature and promotional materials into any appropriate foreign languages. No copy of any translated Product literature and promotional material shall be distributed without the prior written consent of Supracor. Distributor shall not obtain any Promotional Materials from any source other than Supracor or its auborized agents.

4.3 Trade Shows. Distributor shall attend as an exhibitor, at Distributor's expense, not less than two trade shows during the initial term of this Agreement and during each twelve (12) month period thereafter if this Agreement is extended by agreement of the parties. At all trade shows at which Distributor is an exhibitor, distributor shall prominently display sample Products, Product literature and promotional materials. Supracor shall have the right in its discretion, to have its representatives attend any trade shows at which Distributor is an exhibitor and to participate in the display, demonstration and presentation of Products. In such event, Distributor shall provide, at its expense, if any, reasonable space within its exhibitionbooth for Supracor's representative(s) and Supracor shall pay all travel, meal and hotel expenses for its representative(s).

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4.4 Demonstration Product. Supracor, it its sole discretion, may provide to Distributor, at the prices set forth on Exhibit B, a limited quantity of demonstration Product (i.e., not for resale) for inservice provision to hospitals, rehabilitation centers, clinics and other health care facilities. Distributor shall provide advance notice to Supracor of: (a) the name and address of the facility in which demonstration Products are desired to be placed, (b) the name, address and telephone number of the contact person at such facility, © a description of the nature of the health care services provided by such facility, and (d) the number of units and type of demonstration Product sought to be provided. If and to the extent that Supracor determines to provide any or all of such requested demonstration Product, Supracor shall have the right to ship such demonstration Product either directly to Distributor or to add such demonstration Product to any product orders otherwise being shipped to Distributor. Distributor shall pay, prior to shipment by Supracor, all shipping and transportation costs for shipping such demonstration Product to Distributor and shall be solely responsible for paying all other costs, expenses, taxes, tariffs, duties and other charges relating to the shipment to Distributor. Upon receipt of demonstration Product, Distributor shall promptly furnish, without charge, such demonstration Product to the facility specified in Distributor's request and shall notify Supracor of the serial number of each unit of demonstration Product delivered to each such facility. Once placed inservice, demonstration Products shall not b sold by Distributor without Supracor's prior written approval. On a quarterly basis, Distributor will provide Supracor with an updated list of installed Rehab Centers, which is composed of the above, underlined information.

4.5 Minimum Inventory. To facilitate its ability to fill Customer orders promptly, Distributor shall maintain at all time and at its expense an inventory of not less than one hundred (100) units of Products, reasonably allocated among the various models, sizes and styles made availble by Supracor. If the contract is terminated for any reason, the inventory on hand couldeither be sold/delivered to a new importer or Supracor (at Supracor's option) at the original purchase price, provided the products are undamaged and in their orignal condition.

ARTICLE V
ADDITIONAL DUTIES AND RESPONSIBILITIES OF DISTRIBUTOR

5.1 Compliance with Laws. Distributor shall:

(a) cooperate with Supracor in obtaining and supplying all information necessary for Supracor to maintain any records requied by any federal, state, local or foreign (nonUnited States) laws, regulations or policies;

(b) at all times comply with all federal, state, local and foreign laws, regulations, rules and policies now or hereafter in effect, as are applicable to Distributor's operations and the sale by Distributor of Products; and

© promptly notify and seek the advance written approval of Supracor to apply for and pay, on behalf of Supracor, all required fees to obtain signed recognition and/or labeling approval forProducts from any and all governmental authorities having jurisdiction within the Territory. All such applications and filings shall be made on behalf of Supracor and identifying Supracor as the registrant or applicant and the manufacturer of the Products Distributor shall provide complete and accurate copies of all applications, registrations and other materials filed with such governmental authorities within fortyeight (48) hours after the mutual execution of this Agreement (with respect to filings mde prior thereto) and concurrently with any filings subsequently made. Distributor shall also provide complete and accurate copies of all certificates, confirmations, notifications or other responses received from such governmental authorities with

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respect to such filings. In addition, Distributor shall provide to Supracor a schedule of the maintenance fees required to be paid and all forms, instructions and other materials required to be submitted to such governmental authorities to the maintain in effect such sign recognition and/or labeling approvals. Supracor shall be responsible for paying all such maintenance fees and making any related filings, and Distributor agrees to cooperate reasonably in that regard, as requested by Supracor.

5.2 Competitive Products. Except with Supracor's prior written consent, Distributor shall not, in the Territory, act as an agent, representative, distributor or dealer for (and shall not market, solicit orders for or sell) any product which Supracor, in its sole discretion, deems competitive with the Products. Notwithstanding the foregoing, Distributor shall not, anywhere in the world, act as an agent, representative, distributor or dealer for (and shall not market, solicit orders for or sell) any cushion seating or cshion bedding product which incorporates in any way a honeycomblike cell structure.

5.3 Marketing Practices. Distributor shall not make any statements or use any promotional material which might be construed to imply warranties with respect to the Products other than those set forth in writing by Supracor, and shall, at all times, promote the reputation and goodwill of Supracor, employ reasonable and customary business practices in conducting its operations under this Agreement, and avoid all discourteous, deceptive, misleading, illegal or unethical practices of any nature, as determined by Supracor in its discretion.

5.4 Insurance. Distributor shall, at all times, keep and maintain in full force and effect such policies of insurance on its operationsand employees as are required by applicable law or customarily maintained by similar businesses, including, without limitation, fire and extended coverage casualty policies on its offices, business properties and inventory; commercial liability policiesand workers compensation policies. At Supracor's request, Distributor shall cause Supracor to be named as an additional insured on Distributor's commercial liability policies. Distributor shall from time to time, at Supracor's request, provide Supracor with a copy of or certificate evidencing such policies.

5.5 Costs and Expenses. Except as expressly set forth in this Agreement, Distributor shall be solely responsible for the payment of all costs and expenses incurred by Distributor in connection withthe performance of its obligations and responsibilities under this Agreement.

5.6 Indemnification. Distributor shall indemnify and hold harmless Supracor, and its shareholders, directors, officers, employees, agents and affiliate companies, from and against any and all costs, claims, suits, proceedings, expenses, damages and liabilities of any and every nature whatsoever (including, without limitation, reasonable attorneys' fees and costs of suits) resulting from: (a) any act, omission or misrepresentation of Distributor or any of its directors, officers, employees, agents or representatives; or (b) any breach of, or default under, this Agreement by Distributor. Distributor shall, at its own cost and expense, defend Supracor (with counsel approved bySupracor) against all suits or proceedings commenced by anyone in which Supracor is a named party or in which Supracor is alleged to be liable or responsible as a result of, or arising out of, the circumstances stated in clauses (a) or (b) above. Distributor shall be liable and responsible for all costs, expenses and attorneys' fees incurred in such defense and in any resulting settlement, judgment or other resolution. Notwithstanding the foregoing, Supracor may elect to defend itself in any such action, and Distributor agrees that it shall be liable for all costs, expenses and attorneys' fees incurred by Supracor in such defense. This provision shall survive the termination of this Agreement.

ARTICLE VI
WARRANTIES

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6.1 Warranty. All Products shall carry Supracor's standard Product warranty as specified on the product information and owners manual included with all Product sold by Supracor. Supracor reserves the right to modify the terms of its warranty at any time in its discretion. THE LIMITED WARANTY PROVIDED BY SUPRACOR IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SUPRACOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2 Restriction on Distributor. Distributor shall have no authority to make any representation or warranty with respect to any Product or its authority to act as a distributor for the Products except those as are expressly authorized by Supracor or set forth in sales literature prepaed or authorized in writing by Supracor. Without limiting the foregoing, Distributor is prohibited from representing, directly or indirectly, that it is authorized to distribute Products outside the Territory.

ARTICLE VII
PROPRIETARY RIGHTS

7.1 Use of Marks. Distributor is granted a non-exclusive, non-transferable, revocable license to use the Marks solely in connection with the identification, promotion, marketing, sale, distribution and service of authorized Products and Promotional Materials in accordance with this Agreement. Distributor shall not use any Mark for any other purpose, including, without limitation, as part of the name of Distributor or in relation to any products except those manufactured by Supracor. Distributor acknowledges thatSupracor shall control the quality and nature of any and all Products distributed in connection with the Marks. Distributor shall not alter, deface, remove or obscure any Marks appearing on any Product, or on any Product packaging, labeling, literature, promotional material or other material furnished by Supracor. Distributor shall not alter, deface, remove or obscure any Products packaging ("trade dress"), labeling literature, promotional material or other material furnished by Supracor or other authorized agent other than to reasonably identify Distributor as the source of distribution of the Products in the Territory. Distributor shall not repackage any Products without the prior written consent of Supracor. All Marks used by Distributor in literature, materials, displays or other presentations developed by Distributor shall conform exactly to the manner in which such Marks are presented by Supracor and shall be subject to Supracor's prior approval in its discretion. distributor acknowledges that Spracor is the sole owner of the Marks and that all use of the Marks by Distributor endures to the sole benefit of Supracor. Distributor's use of the Marks shall not create any right, title or interest in or to the Marks. Distributor shall not contest Supacor's right, title or claim to any Mark and shall not represent, directly or indirectly, that Distributor has any rights beyond those granted by this license in any Mark, that Distributor has any rights whatsoever in any patent or other intellectual proprty right of Supracor in any Product, or that Distributor is the developer or manufacturer of any Product. All references to Distributor as being a distributor is the developer of manufacturer of any Product. All references to Distributor as being a distributor of any Product which appears in any literature, materials, displays or other presentations developed by or for Distributor shall be subject to Supracor's prior approval, in its discretion, and shall, if approved, be presented no more prominently in print size, appearence or otherwise) than the Mark "Supracor" appears therein. Distributor agrees to notify Supracor of any unauthorized use of any Mark by others promptly as such use comes to Distributor's attention. The license granted hereby shallterminate (a) immediately on the expiration or earlier termination of this Agreement (except as provided in section 10.3), (b) immediately on the commencement of any action or proceeding against Supracor contesting Supracor's right or claim of right to anyMark, or [b] thirty

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(30) days after Distributor receives written notice from Supracor.

7.2 Confidential Information. Distributor acknowledges that, during the term of this Agreement, it will have access to and become acquainted with Confidential Information. As a material inducement to the execution of this Agreement, distributor agrees not to disclose any of the Confidential Information, directly or indirectly, or use the Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of performing its responsibilities pursuant to this Agreement. In addition, Distributor will require that its officers, employees and agents complete non-disclosure agreements affirming their agreemen to fulfill the obligations set forth in this section. All Confidential Information shall remain the exclusive property of Supracor. In the event that Distributor breaches any of the provisions of this section, Supracor shall be entitled to an accountig for profits and an injunction, as well as such additional rights and remedies as provided by law.

ARTICLE VIII
SUPRACOR'S RIGHTS

8.1 Changes in Products and Policies. Supracor shall have the right, at any time and from time to time, to add, discontnue, increase, decrease or otherwise change (as applicable) Products, Product design, appearance, specifications or packaging, promotional materials, warranties, Prices, credit or shipping terms, or other terms of sale, all without incurring any liabilityto Distributor. Any such change shall be effective and binding on Distributor immediately, except that where a later effective date for a particular type of change is set forth in this Agreement, such change shall be effective and binding on Distributor as of such later date.

8.2 Inspection Rights. Supracor shall have the right, from time to time during Distributor's normal business hours, to inspect distributor's sales offices, sales personnel, and books and records relating to the solicitation of orders, sales, service and Customer inquiries concerning Products or products deemed competitive by Supracor with existing or future Products, and to take such other actions as may be necessary or reasonably appropriate to determine Distributor's compliance with and performance of this obligations under this Agreement.

ARTICLE IX
TERM AND TERMINATION

9.1 Term. When signed and delivered by both parties, the term of this Agreement shall commence on July 7, 2003 and shall expire automatically, without notice, on July 7, 2005 subject to (a) the right of the parties to extend the term by written agreement; and (b) earlier termination as provide elsewhere in this Agreement.

9.2 Voluntary Termination. This Agreement may be terminated by either party for any reason or for no reason by giving to the other partythirty (30) days' written notice of termination.

9.3 Termination. Supracor may terminate this Agreement immediately by notice in writing to Distributor upon the occurrence of any of the following events:

(a) Except as provided in subsection 9.3(b) below, any breach of or

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default under this Agreement by Distributor which is not cured to the reasonable satisfaction of or default under this Agreement by distributor which is not cured to the reasonable satisfaction of Supracor within ten (10) days after written notice of such breach or default is given to Distributor.

(b) Any non-curable breach of this Agreement by Distributor. A "non curable breach" of this Agreement is a breach by Distributor of any of its obligations under sections 5.2, 5.3, 7.1, or 7.2 hereof.

© If Distributor (i) make a general assignment for the benefit of creditors (other than of a security interest granted in the ordinary course of business); (ii) becomes insolvent; (iii) intitutes or has instituted against it proceedings under any federal, state or local law seeking to declare Distributor bankrupt or insolvent or to protect its assets from recovery by creditors, and such proceedings are not terminated within sixty (60) days after commencement; or (iv) suffers the appointment of a receiver for the management and disposition of all or substantially all of its assets, and such appointment is not dismissed within sixty (60) days.

ARTICLE X
POST-TERMINATION PROVISIONS

If this Agreement is terminated for any reason, then the following provisions shall apply:

10.1 Termination of License. Except and to the extent provided in section 10.3, the license granted to Distributor under section 7.1 to use the Marks shall terminate, Distributor shall immediately discontinue using the Marks and Distributor shall not use any other name, title, expression or mark so nearly resembling the Marks as to be deceptive in nature.

10.2 Termination of Right to Solicit Orders. Except and to the extent provided in section 10.3, as of the termination date of this Agreement, Distributor shall immediately cease marketing, soliciting orders for and selling Products.

10.3 Distributor's Inventory at Termination

(a) Non-Default Termination. If this Agreement is terminated other than for cause or an event described in section 9.3, Distributor shall have the right to continue to market, solicit orders for and sell Products held in Distributor's inventory at the date of termination for a period of sixty (60) days after the date of termination. Distributor shall observe and be bound by the provisions of this Agreement pertaining to Distributor's sales and marketing practices during such period.

(b) Default Terminations. In the event this Agreement is terminated by Supracor for cause or for an event described in section 9.3, Distributor shall have no right to market, solicit orders for or sell Products remaining in Distributor's inventory at the date of termination of this Agreement except with the express written consent of Supracor. Supracor shall have the right to impose additional conditions and restrictions on such marketing and sales in its discretion.

© Option to Purchase. In the event this Agreement is terminated for any reason, Supracor shall have the right and option to purchase all or any

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portion of Distributor's remaining inventory of Product at the then existing price, therefore no freight, shipping, taxes, duties, tariffs and other costs paid by Distributor in connection with the shipment of such Product from Supracor to Distributor. Such option shall be exercisable by Supracor by giving written notice of exercise to Distributor within thirty (30) days after the termination date of this Agreement. Supracor shall be responsiblefor all costs of shipping any such Product purchased by Supracor from Distributor's facility to the destination specified by Supracor.

10.4 Orders Accepted After Termination Neither the acceptance by Supracor of any purchase order(s) submitted by Distibutor after the termination of this Agreement nor any sale of Product to Distributor after the termination of this Agreement shall be deemed to extend the term of this Agreement.

10.5 Demonstration Product and Promotional Materials Except and to the extent provided in section 10.3, within thirty (30) days after the termination of this Agreement, Distributor shall return or deliver to Supracor, without charge, all sales, marketing and other promotional materials relating to the Products, whether or not developed with Supracor's assistance. Within thirty (30) days after the termination of this Agreement, distributor shall return or deliver to Supracor, without charge, all demonstration Products and Product samples furnished by Supracor to Distributor (that were furnished by Supracor free of charge) except that, unless otherwise directed by Supracor, Distributorshall leave in place all demonstration Product (which were purchased at the demonstration price) and Product samples which have theretofore beenprovided by Distributor to hospitals, rehabilitation centers, clinics or other health care facilities for in service use.

10.6 Transfer of Licenses. Upon the termination of this Agreement, distributor shall cooperate reasonably and as requested by Supracor to cause all sign recognition and/or labeling applications, filings, registrations and other licenses obtained by Distributor on behalf of Supracor to be transferred to and confirmed in Supracor.

10.7 Return of Promotional Material Upon the termination of this Agreement (or, in the event of termination that is subject to section 103(a), upon expiration of the sixty(60) day period specified therein), Distributor shall promptly return to Supracor all marketing literature, promotional materials and Product samples furnished by Supracor to Distributor.

10.8 Survival of Agreement Provisions Notwithstanding the termination of this Agreement, the following provisions of this Agreement shall remain in effect and Distributor shall observe and be bound by such provisions: Article I, Sections 5.1(a), 5.1(b), 5.5, 5.6, and 7.2, and Articles X, XI, and XII.

ARTICLE XI
ARBITRATION

11.1 Agreement to Arbitrate Disputes If the parties cannot resolve through negotiation a dispute arising out of or concerning this Agreement (a"Dispute"), excluding a dispute concerning patent, trademark or intellectual property rights of a party, the parties agree and consent to submit any and all Disputes which could otherwise be submitted to a court of competent jurisdiction

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to impartial arbitration by the American Arbitration Association ("AAA") under the International Arbitration Rules of the AAA("Rules"). In the event of any conflict between the Rules and this Agreement, the provisions of this Agreement shall govern.

11.2 Place of Arbitration. Arbitration proceedings shall be conducted in Santa Clara County, California, U.S.A.

11.3 Proceedings. All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose.

11.4 Governing Law. All Disputes shall be decided in accordance with the governing law provisions set forth in section 12.6 of this Agreement; provided, however, that the parties shall participate in discovery in accordance with the United States Federal Rules of Civil Procedure for a period of ninety (90) days after the filing of a responsive pleading or such longer period of time as the arbitrator(s) may allow for good cause.

11.5 Final Award. The arbitrator(s) shall be empowered to resolve all Disputes, whether in contract or in tort, and to award any remedies authorized by this Agreement and any applicable statute or common law. The award of the arbitrator(s) shall be final and finding and may be confirmed by the jugment of a court of competent jurisdiction. If the prevailing party is required to initiate proceedings to enforce the award or confirming judgment, the prevailing party shall be entitled to recover its costs and attorneys' fees associated with such action. The award shall be in writing and shall specify the legal basis and factual basis of the award.

11.6 Payment of Award. Any cash award shall be payable in United States dollars through a bank in the United States. The award shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in the Eastern Edition of the Wall Street Journal on the business day immediately preceding the date of the award.

11.7 Expenses. Except as provided in sections 11.5 and 11.8, each party shall pay its own attorneys' fees and expenses; all other expenses of arbitration shall be equally divided between the parties, provided, however, the arbitrator(s) shall have the authority to assess any of the foregoing costs against any party acting in bad faith.

11.8 Other Legal Action. If either party brings any legal action by any method other than arbitration against the other with respect to any Dispute required to be arbitrated under this Agreement, the other part shall be entitled to recover from such party all damages, costs, expenses and attorneys' fees incurred as a result of such action. Notwithstanding the foregoing, each party shall have the right to commence a legal action for injunctive relief in a court of competent jurisdiction to preserve such party's rights during the pendency of the arbitration.

ARTICLE XII
GENERAL PROVISIONS

12.1 Distributor Not an Agent. Distributor is, and shall conduct its business hereunder solely as, an independent contractor. This Agreement shall not constitute Distributor, or any of its officers, employees, agents or representatives, as the partner, joint venturer, employee or agent of Supracor for

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any purpose whatsoever. Neither Distributor nor any of this officers employees, agents or representatives has any express or implied authority to bind Supracor in any manner or otherwise to render Supracor liable for any act, omission, debt, liability or obligation of Distributor or any of Distributor's officers, employees, agents or representatives.

12.2 Supracor's Discretion. In each instance in this Agreement where Supracor may take or refrain from taking any action "in its discretion", such discretion may be exercised in Supracor's sole judgment without any implied standard of reasonableness.

12.3 Assignment by Distributor prohibited This Agreement may not be assigned by Distributor without the prior written consent of Supracor, which consent may be granted or withheld in this discretion.

12.4 No Implied Waivers. Neither the failure of either party at any time to require performance by the other party of any provision of this Agreement, nor any course of conduct that may develop between the parties during the term of this Agreement, shall affect in any way thefull right of either party to require strict performance with the terms of this Agreement at any time thereafter. No waiver of any breach, default or nonperformance by a party hereunder shall be effective unless set forth in a writing signed by the partyagainst whom enforcement of such waiver is sought. No waiver by a party of a breach, default or non-performance hereunder shall constitute a waiver of any breach, default or non-performance of any other provision hereof or of any succeeding breach, defau or non-performance of the same provision.

12.5 Notices. Any notice, report, statement purchase order or other writing required or desired to be given by either party to the other in connection with this Agreement (collectively, for purposes of this action, a "Notice") shall be in writing in the English language. Such Notice shall be deemed to have been given on the date on which it is received by the party to whom it is directed. Notices sent by facsimile shall be deemed to have been received on the first business day following the date of facsimile transmission provided that a hard copy of such notice is concurrently sent by official firstclass air-mail, postage prepaid and addressed as provided herein. All Notices shall be addressed to the party to whom it is to be sent as follows or to such other address as a party may specify in a written notice sent in accordance with this provision.

If to Supracor, at:

Supracor, Inc.
2050 Corporate Ct
San Jose, CA 95131
United States
Attn: Mr. Curt Landi

If to Distributor, at:

AMS Homecare, Inc.
1360 Cliveden Ave
Delta, British Colombia
Canada
Attn: Mr. Harj Gill

12.6 Applicable Law/Consent to Jurisdiction The rights and obligations under this Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. Rather, this Agreement shall be governed by and interpreted in accordance with 1) the internal laws of the State of California, United States of America, applicable to contracts made and to be performed wholly within such state, and 2) federal laws of the United States of America applicable to the subject matter of the Agreement. The exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the United States District Court for the Northern District of California. Each party hereby submits itself to the

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exclusive jurisdiction and venue of such courtsfor purposes of such action (subject to the provisions of this Agreement requiring certain disputes to be arbitrated) and hereby waives all rights it has or which may hereafter arise to contest such exclusive jurisdiction.

12.7 Entire Agreement. This Agreement, together with the Exhibits attached hereto (as such Exhibits may be amended from time to time in accordance with this Agreement), constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior or contemporary agreements, whether written or oral, and all proposals, understandings and communications between or involving the parties are hereby canceled and superseded.

12.8 Amendments. Except as specifically provided in this Agreement to the contrary, this Agreement may be amended only by a writing which specifically sets forth the terms of the amendment and which is executed by both parties.

12.9 Term and Survival. This Agreement shall continue in effect until terminated as provided herein. Al provisons of this Agreement which by their terms contemplate performance after the termination of this Agreement shall survive the termination of this Agreement.

12.10 Counterparts. This Agreement may be executed in any number of counterpart, each of which shall be deemed an original and all of which together shall be deemed to be the same document.

12.11 Invalid Provisions. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

12.12 Limitation of Liability. Supracor shall not be liable to Distributor for any failure or delay in performing its obligations under this Agreement if and to the extent such failure or delay is the result of a Force Majeure Event. Supracor shall promptly notify Distributor of any Force Majeure Event that Supracor reasonably determines may result in a failure or delay in its performance under this Agreement.

12.3 Headings. The headings of the various articles, sections and subsections of this Agreement are for convenience of reference only and shall not modify, define or limit any or the terms or provisions hereof or thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their respective signatures below.

SUPRACOR, INC.

HJ

SUPRACOR, INC.

Dated: 11th July 2003

By: ______________________

Curtis L. Landi,
President

AMS Homecare, Inc.

Dated: 14th July 2003

By: ______________________

Harj Gill